EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL FOR RELEASE

MOVADO GROUP, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL 2014 RESULTS

~ Fourth Quarter Adjusted Operating Income Increases 43.5% to $14.4 Million ~

~ Fiscal 2014 Adjusted Net Sales Increase 13.3% to $578.1 Million from $510.4 Million Last Year ~

~ Fiscal 2014 Adjusted Earnings Per Share Increase to $2.07 ~

~ Board Approves 25% Increase in the Company’s Regular Quarterly Dividend ~

~ Company Introduces Fiscal 2015 Guidance Expecting Net Sales of $640 Million and
Operating Income of $90 Million  ~

Paramus, NJ – March 26, 2014 -- Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year 2014 results for the periods ended January 31, 2014.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “The fourth quarter marked an excellent finish to a strong year of growth for Movado Group.  We achieved our 16th consecutive quarter of solid financial performance highlighted by strong sales growth and expansion in adjusted operating margin, which fueled a 43.5% increase in adjusted operating income as compared to the fourth quarter of fiscal 2013.  Our consistent growth is a clear validation of our powerful innovation and developed infrastructure that enables us to drive sales increases across our Movado and licensed brands at increasing rates of profitability. In order to concentrate our resources and efforts on those brands delivering the highest return on investment, we made the strategic decision to reduce the presence of ESQ Movado in certain retail doors so that the case space can be reallocated to our more productive Movado collections. This decision, which resulted in an $8.3 million pre-tax charge in the fourth quarter, will enable us to expand the presence of our best performing Movado products at the point of sale in these doors beginning in the second quarter of fiscal 2015. We are excited about the new products we are launching this year and are focused on continuing to deliver against our strategic plan.”

In the fourth quarter of fiscal 2014, the Company recorded a pre-tax charge of $8.3 million, or $0.20 per diluted share, in connection with its strategy of reducing the presence of ESQ Movado while expanding the Movado brand offering in certain retail doors.  The Company expects to reallocate certain of the ESQ Movado retail space in the second quarter of fiscal 2015 to drive incremental sales of its more productive Movado brand watch families and will continue to offer ESQ Movado in select retail locations as well as its direct-to-consumer outlet stores and at Movado.com.  The $8.3 million pre-tax charge consists of anticipated returns from affected customers and the write down of excess inventory, displays and point of sale materials related to this strategy. Partially offsetting this unusual item was a benefit of approximately $2.5 million, or $0.06 per diluted share, related to the previously announced pre-tax refund from U.S. Customs and Border Protection for duty payments made in the 2008 through 2011 period for imported watches subsequently exported out of the United States.  Additionally, operating expenses for the fourth quarter of fiscal 2014 reflect a $2.0 million, or $0.05 per diluted share, pre-tax charge related to a charitable contribution to the Movado Group Foundation.

In the fourth quarter of fiscal 2013, the Company recorded certain unusual items including the pre-tax charge of $4.9 million, or $0.13 per diluted share, related to a sales allowance for the Coach repositioning initiative.  Partially offsetting the unusual item was a benefit of approximately $0.8 million, or $0.03 per diluted share, related to various tax adjustments including the effect of an increase in the Company’s ownership of its UK joint venture, as well as the partial reversal of a valuation allowance on certain U.S. net deferred tax assets.

Fourth Quarter Fiscal 2014 Results on an Adjusted Basis (see attached table for GAAP and non-GAAP measures)
•
Adjusted net sales increased 9.0% to $140.1 million compared to the prior year period.  Adjusted net sales exclude the impact of the $7.8 million charge in the fourth quarter of fiscal 2014 for anticipated sales returns related to the ESQ reallocation strategy described above, as well as the $4.9 million charge related to the Coach repositioning initiative in the fourth quarter of fiscal 2013.  Adjusted net sales on a constant dollar basis increased 8.4% compared to the prior year period.

•
Adjusted gross margin was 53.0% compared to adjusted gross margin of 52.6% last year, excluding the charge to gross profit for anticipated sales returns and the write down of excess inventory related to the ESQ reallocation strategy, in addition to the duty refund in the fourth quarter of fiscal 2014 and the Coach repositioning initiative in the fourth quarter of fiscal 2013.

•
Adjusted operating expenses increased $2.3 million or 4.0% to $59.9 million in the fourth quarter of fiscal 2014 from $57.6 million in the fourth quarter last year. Adjusted operating expenses excludes the $2.0 million pre-tax charge related to a contribution to the Movado Group Foundation and a $0.8 million write down of excess displays and point of sale materials related to the ESQ reallocation strategy.

•	Adjusted operating income in the fourth quarter increased 43.5% to $14.4 million compared to $10.0 million in the prior year period.

•	The adjusted effective tax rate for the fourth quarter was 15.1% which compares to (7.7%) in the fourth quarter of fiscal 2013.
•	Adjusted net income was $12.0 million, or $0.46 per diluted share, compared to $10.5 million, or $0.41 per diluted share, for the same period in the prior year.
•	Adjusted EBITDA increased to $17.9 million compared to adjusted EBITDA of $12.6 million in the fourth quarter of fiscal 2013.

Fourth Quarter Fiscal 2014 Results on a GAAP Basis
•	Net sales in the fourth quarter were $132.3 million compared to $123.6 million in the fourth quarter of fiscal 2013 led by growth in the licensed brand category.
•	Gross profit was $69.3 million, or 52.4% of sales, compared to $62.7 million, or 50.7% of sales, in the fourth quarter last year.
•	Operating expenses increased $5.1 million, or 8.8%, to $62.6 million in the fourth quarter of fiscal 2014 from $57.6 million in the fourth quarter last year.
•	Operating income totaled $6.6 million compared to operating income of $5.1 million in the same period last year.
•	The Company reported a tax benefit of $0.8 million in the fourth quarter of fiscal 2014, compared to the $3.1 million tax benefit recorded in the prior year period.
•	Net income was $7.2 million, or $0.28 per diluted share, in the fourth quarter of fiscal 2014 compared to $7.9 million, or $0.31 per diluted share, in the fourth quarter of fiscal 2013.
•	EBITDA was $10.2 million compared to EBITDA of $7.7 million in the fourth quarter of fiscal 2013. (See attached table for GAAP and Non-GAAP measures.)

Full Year Fiscal 2014 Results on an Adjusted Basis (see attached table for GAAP and non-GAAP measures)
•
Adjusted net sales increased by 13.3% to $578.1 million compared to fiscal 2013.  Adjusted net sales exclude the impact of the $7.8 million charge for anticipated sales returns related to the ESQ reallocation strategy in the fourth quarter of fiscal 2014 mentioned above, as well as the $4.9 million charge related to the Coach repositioning initiative in the fourth quarter of fiscal 2013. Adjusted net sales on a constant dollar basis increased 12.7%.

•
Adjusted gross margin was 53.7% of sales compared to adjusted gross margin of 55.4% of sales last year, which excludes the charge to gross profit for anticipated sales returns and the write down of excess inventory related to the ESQ reallocation strategy, in addition to the duty refund in the fourth quarter of fiscal 2014 and the Coach repositioning initiative in the fourth quarter of fiscal 2013.

•
Adjusted operating expenses increased $9.2 million or 4.1% to $234.8 million in fiscal 2014 from $225.5 million last year. Adjusted operating expenses in fiscal 2014 excludes the $2.0 million pre-tax charge related to a contribution to the Movado Group Foundation and a $0.8 million write down of excess displays and point of sale materials related to the ESQ reallocation strategy. Adjusted operating expenses in fiscal 2013 excludes a $3.0 million pre-tax contribution to the Movado Group Foundation.

•	Adjusted operating income for fiscal 2014 increased 31.9% to $75.5 million as compared to $57.2 million for fiscal 2013.
•	The adjusted effective tax rate for fiscal 2014 was 27.8% which compares to 24.6% in fiscal 2013.
•	Adjusted net income was $53.6 million, or $2.07 per diluted share, for fiscal 2014 compared to $42.1 million, or $1.64 per diluted share, for the prior year.
•	Adjusted EBITDA totaled $87.7 million in fiscal 2014 compared to $67.9 million in fiscal 2013.

Full Year Fiscal 2014 Results on a GAAP Basis
•	Net sales in fiscal 2014 were $570.3 million compared to $505.5 million in fiscal 2013 driven by growth in both the accessible luxury and licensed brand categories.
•	Gross profit was $305.3 million, or 53.5% of sales, compared to $277.9 million, or 55.0% of sales last year.
•	Operating expenses increased $9.0 million, or 3.9%, to $237.5 million from $228.5 million last year.
•	Operating income increased to $67.7 million compared to operating income of $49.3 million in the prior year.
•	The Company recorded a tax provision of $17.4 million in fiscal 2014 compared to a tax benefit of $8.8 million in the prior year.
•	Net income was $50.9 million, or $1.97 per diluted share, in fiscal 2014. This compares to net income of $57.1 million, or $2.22 per diluted share, in fiscal 2013.
•	EBITDA was $80.0 million in fiscal 2014 compared to $60.0 million in the prior year. (See attached table for GAAP and Non-GAAP measures.)

Rick Coté, President and Chief Operating Officer, stated, “Our strong fourth quarter and full year financial results reflect the continued positive momentum and pace of our business.  For the full year, we increased adjusted net sales by 13.3% and grew adjusted operating income 31.9% and adjusted earnings per share to $2.07 from $1.64 last year.  We are proud of our many achievements in fiscal 2014 including the repositioning of our Coach watch brand within the fashion watch category at an improved price-value proposition; the launch of the Scuderia Ferrari brand globally in April 2013; and the continued growth of our Movado brand. We also continued to invest in geographical infrastructure allowing us to continue driving International growth.  These business milestones have positioned us well to deliver on our strategic plan initiatives of 10% annualized sales growth and 20% annualized operating profit growth.  The first year of this strategic plan generated 13% sales growth and 32% adjusted operating profit growth.”

Mr. Coté also added, “Looking at fiscal 2015, our strategies are in place to continue this momentum with the ESQ reallocation strategy announced today, as well as continued benefit from Coach and Ferrari. Our balance sheet remains exceptionally strong with our net cash position of $190 million, including short term investments, at year end. With this strong performance and financial position we are pleased to announce that our Board of Directors has approved a 25% increase in our quarterly dividend to $0.10 per share.”

Fiscal 2015 Guidance
The Company provided guidance for fiscal 2015 which is on a comparable basis to non-GAAP fiscal 2014 results adjusted for the unusual items noted above.  In fiscal 2015, the Company anticipates that net sales will increase approximately 10.7% to $640 million, gross margin percent will be approximately flat to this year, operating income will increase approximately 19% to $90 million and EBITDA will be approximately $103 million. The Company anticipates net income in fiscal 2015 to increase to approximately $63.5 million or $2.44 per diluted share, reflecting a 28% anticipated effective tax rate. The Company's guidance also assumes no unusual items for fiscal 2015.

Quarterly Dividend Increase
The Company also announced that the Board of Directors approved a 25% increase in the Company’s quarterly cash dividend to $0.10 for each share of the Company’s outstanding common stock and class A common stock. This dividend will be paid on April 21, 2014 to all shareholders of record as of the close of business on April 7, 2014.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, March 26th, at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (888) 684-1277.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on March 26, 2014 until 11:59 p.m. ET on April 2, 2014 and can be accessed by dialing (877) 870-5176 and entering replay pin number 2167397.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted net sales, adjusted gross margin and adjusted operating expenses, which are relevant measures under GAAP, adjusted to eliminiate a charge for the ESQ reallocation strategy and the Coach brand repositioning as well as a duty refund and donations to the Company’s charitable foundation.  The Company is also presenting adjusted operating income, which is operating income under GAAP, adjusted to eliminate a charge for the ESQ reallocation strategy, a charge for the Coach brand repositioning, a duty refund and donations to the Company’s charitable foundation.  The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company belives are not characteristic of its usual operations.

The Company is also presenting EBITDA and adjusted EBITDA. EBITDA is calculated as the sum of the Company’s operating income under GAAP plus the amount of the Company’s depreciation and amortization.  Adjusted EBITDA is EBITDA further adjusted to eliminate the charge for the ESQ reallocation strategy, the charge for the Coach brand repositioning, the duty refund and the charitable donations.  The Company believes that EBITDA is useful as a performance measure since it gives investors a measure of the Company's ability to generate cash to service its debt and other cash expenditures and believes that Adjusted EBITDA is also useful as a performance measure since it gives investors information about the EBITDA of the Company without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which is net income, earnings per share and effective tax rate under GAAP adjusted to eliminate the after tax impact of the charge for the ESQ reallocation strategy, the charge for the Coach brand repositioning, the duty refund, the sale of a building, charitable donations and the reversal of a domestic valuation allowance and other tax matters.  The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance for the same reason that it believes Adjusted EBITDA is useful. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current year.  The Company believes this information is useful to investors to facilitate comparisions of operating results.  These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, potential effects of economic and currency instability in Europe and countries using the Euro as their functional currency, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2014	2013	2014	2013

Net sales	$132,259	$123,594	$570,255	$505,478

Cost of sales	63,005	60,914	264,994	227,596

Gross profit	69,254	62,680	305,261	277,882

Operating expenses	62,641	57,561	237,519	228,536

Operating income	6,613	5,119	67,742	49,346

Other income	-	-	1,526	-
Interest expense	(142)	(147)	(436)	(434)
Interest income	33	60	86	144

Income before income taxes	6,504	5,032	68,918	49,056

Provision for / (benefit from) income taxes	(793)	(3,068)	17,373	(8,812)

Net income	7,297	8,100	51,545	57,868

Less: Net income attributed to noncontrolling interests	104	181	668	785

Net income attributed to Movado Group, Inc.	$7,193	$7,919	$50,877	$57,083

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.28	$0.31	$1.97	$2.22
Weighted diluted average shares outstanding	25,822	25,824	25,849	25,664

MOVADO GROUP, INC.
GAAP and Non-GAAP Measures
(In thousands, except percentage data)
(Unaudited)

	As Reported			% Change	% Change
	Three Months Ended		% Change	Constant	Adjusted
	January 31,		As Reported	Dollar	Constant Dollar (1)

	2014	2013

Total net sales	$132,259	$123,594	7.0%	6.4%	8.4%

	As Reported			% Change	% Change
	Twelve Months Ended		% Change	Constant	Adjusted
	January 31,		As Reported	Dollar	Constant Dollar (1)

	2014	2013

Total net sales	$570,255	$505,478	12.8%	12.2%	12.7%

(1)
In the current year, net sales were adjusted for a charge related to the ESQ reallocation strategy and in the prior period, net sales were adjusted for a charge related tothe repositioning of the Coach watch brand.

MOVADO GROUP, INC.
GAAP and Non-GAAP Measures
(In thousands, except percentage and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2014	2013	2014	2013

Operating income (GAAP)	$6,613	$5,119	$67,742	$49,346
ESQ strategy (1)	8,263	-	8,263	-
Duty refund (2)	(2,500)	-	(2,500)	-
Charitable contribution (3)	2,000	-	2,000	3,000
Coach sales allowance (4)	-	4,900	-	4,900
Adjusted operating income (non-GAAP)	14,376	10,019	75,505	57,246

Depreciation and amortization	3,540	2,572	12,233	10,608
Adjusted EBITDA (non-GAAP)	$17,916	$12,591	$87,738	$67,854

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2014	2013	2014	2013

Net income attributed to Movado Group, Inc. (GAAP)	$7,193	$7,919	$50,877	$57,083
ESQ strategy (1)	5,123	-	5,123	-
Duty refund (2)	(1,550)	-	(1,550)	-
Charitable contribution (3)	1,240	-	1,240	1,860
Building sale (5)	-	-	(1,099)	-
Tax settlements and release of tax reserves (6)	-	-	(1,000)	-
Coach sales allowance (4)	-	3,443	-	3,443
Tax adjustment (7)	-	(461)	-	(461)
Valuation allowance (8)	-	(381)	-	(19,790)
Adjusted net income attributed to Movado Group, Inc. (non-GAAP)	$12,006	$10,520	$53,591	$42,135

Adjusted effective tax rate (non-GAAP)	15.1%	-7.7%	27.8%	24.6%

Adjusted net income attributed to Movado Group, Inc. per share (non-GAAP)	$0.46	$0.41	$2.07	$1.64
Weighted diluted average shares outstanding	25,822	25,824	25,849	25,664

(1)	Reflects a charge related to the Company's decision to reduce the presence of ESQ Movado in certain retail doors while expanding the Movado brand offering.
(2)	Reflects a duty refund on drawback claims filed to recover duty payments made by the Company in calendar years 2008 through 2011.
(3)	Reflects a contribution to the Movado Group Foundation.
(4)	Reflects a charge related to the repositioning of the Coach watch brand.
(5)	Reflects a gain on a sale of a building in Switzerland.
(6)	Reflects favorable tax settlement and the release of uncertain tax positions.
(7)	Represents a settlement related to foreign taxes.
(8)	Reflects the reversal of the valuation allowance on certain of the Company's U.S. net deferred tax assets.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31,	January 31,
	2014	2013
ASSETS

Cash and cash equivalents	$157,659	$167,889
Short-term investments	33,099	-
Trade receivables	68,683	61,398
Inventories	181,305	167,256
Other current assets	44,564	37,556
Total current assets	485,310	434,099

Property, plant and equipment, net	47,796	44,501
Deferred income taxes	14,891	22,749
Other non-current assets	30,613	25,013
Total assets	$578,610	$526,362

LIABILITIES AND EQUITY

Accounts payable	$33,598	$22,075
Accrued liabilities	29,118	34,794
Accrued payroll and benefits	14,455	16,342
Deferred and current income taxes payable	6,422	275
Total current liabilities	83,593	73,486

Deferred and non-current income taxes payable	3,518	5,637
Other non-current liabilities	25,509	21,547
Noncontrolling interests	2,686	2,002
Shareholders' equity	463,304	423,690
Total liabilities and equity	$578,610	$526,362

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	January 31,

	2014	2013
Cash flows from operating activities:
Net income	$51,545	$57,868
Depreciation and amortization	12,233	10,608
Other non-cash adjustments	10,421	(9,145)
Changes in working capital	(16,862)	(20,670)
Changes in non-current assets and liabilities	(2,821)	120
Net cash provided by operating activities	54,516	38,781

Cash flows from investing activities:
Capital expenditures	(16,707)	(15,978)
Proceeds from sale of an asset held for sale	2,196	-
Short-term investments	(33,099)	-
Trademarks	(285)	(285)
Net cash (used in) investing activities	(47,895)	(16,263)

Cash flows from financing activities:
Dividends paid	(6,637)	(36,684)
Stock repurchase	(10,488)	-
Purchase of incremental ownership in Joint Venture	-	(4,689)
Other financing	610	2,998
Net cash (used in) financing activities	(16,515)	(38,375)

Effect of exchange rate changes on cash and cash equivalents	(336)	1,545
Net change in cash and cash equivalents	(10,230)	(14,312)
Cash and cash equivalents at beginning of year	167,889	182,201

Cash and cash equivalents at end of year	$157,659	$167,889